Exhibit 99.1

Listed on the NYSE: MTH

Press release

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS SECOND QUARTER AND FIRST HALF 2008 RESULTS

SECOND QUARTER RESULTS (PERCENT CHANGE 2008 VS. 2007):

•                  Net loss of $23M or $(0.79) per share, driven by $39M pre-tax real estate-related charges

•                  Pre-tax income of $5M, excluding real estate-related impairment charges

•                  Net orders declined 15% —Texas down 4%, compared to a 28% decrease outside of Texas

•                  Ended the quarter with $115M cash, no bank debt, and no bond maturities until 2014

•                  Raised $83M cash through stock offering of 4.3M shares

•                  Amended credit facility in July 2008 to relax the most restrictive covenants

YEAR TO DATE RESULTS (PERCENT CHANGE 2008 VS. 2007):

•                  Reduced inventory of unsold homes by 35% – 48% lower than June 2007 peak

•                  Control approximately 3.2 years lot supply, a 60% reduction from the September 2005 peak

•                  Reduced net debt-to-capital ratio to 41% at June 30, 2008, from 49% at year-end 2007

•                  Generated $102M positive cash flow from operations, despite modest acquisitions of new lots

Scottsdale, Arizona (July 28, 2008) – Meritage Homes Corporation (NYSE: MTH) today announced second quarter and year-to-date results for the periods ended June 30, 2008.

Summary Operating Results (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	%Chg	2008	2007	%Chg
Homes closed (units)	1,388	1,858	-25%	2,716	3,654	-26%
Home closing revenue	$374	$568	-34%	$746	$1,144	-35%
Sales orders (units)	1,473	1,734	-15%	3,107	3,807	-18%
Sales order value	$387	$501	-23%	$807	$1,142	-29%
Ending backlog (units)				2,679	3,838	-30%
Ending backlog value				$731	$1,198	-39%
Net loss (including write-offs)	$(23)	$(57)	59%	$(69)	$(41)	-66%
Adjusted pre-tax earnings/(loss)* (excluding write-offs)	$5	$19	-74%	$(6)	$58	-110%
Diluted EPS (including write-offs)	$(0.79)	$(2.16)	63%	$(2.46)	$(1.58)	-56%

* see non-GAAP reconciliation between net loss and adjusted pre-tax earnings /(loss) on Operating Results table, page 6

Positive earnings from operations before impairments

Meritage reported a net loss of $23 million for the second quarter of 2008 due to continued weakness in U.S. housing markets, which included real estate-related and joint venture charges of $39 million (pre-tax). Excluding these primarily non-cash impairments, the Company generated pretax income of $5 million in the second quarter of 2008. A little more than half of the second quarter impairment charges were in California, Meritage’s toughest market.  By comparison, the second quarter 2007 net loss of $57 million included $80 million (pre-tax) of primarily non-cash real estate-related and joint venture charges, plus an additional $28 million (pre-tax) charge to impair goodwill.

Second quarter home closing revenue was down 34% from the prior year as a result of 25% fewer closings and 12% lower average sale prices. Arizona and Florida experienced the largest revenue percentage declines year over year (-43% and -45%, respectively.)

“We’ve experienced three years of dramatically lower sales, softening prices, tightening credit for homebuyers and rising inventories, compounded recently by increased foreclosures and an uncertain economic outlook,” said Steven J. Hilton, chairman and CEO of Meritage. “However, our impairment charges have trended lower over the last three quarters, and we continue to benefit from our relatively strong position in Texas.

“We remain a build-to-order homebuilder, appealing primarily to move-up buyers, but are re-positioning many of our communities to attract buyers at lower price points, in response to demand for more affordable homes. We’re offering smaller homes with fewer standard features, while still allowing customers the flexibility to upgrade from a good selection of options, and make the house distinctively their own,” continued Mr. Hilton.

“We have wound down operations in Ft. Myers and Reno, consolidated several divisions, continued to cut overhead expenses and reduced our inventories to maximize operating profitability, maintain a strong balance sheet and generate positive cash flow. We’ve managed our financial position to improve liquidity, maintain flexibility, and position Meritage for the eventual recovery in our markets.”

Due to lower impairment charges included in cost of sales, homebuilding gross margins increased to 6.2% in the second quarter 2008 over the prior year’s 1.7%. Excluding the real-estate related charges in cost of sales for both years, second quarter gross margins were 13.8% in 2008 compared to 15.6% in 2007. The tighter margins before impairments reflect lower prices driven by weak demand and intense competition, offset partially by cost reductions achieved in materials and labor components.

Second quarter general and administrative expenses fell 27%, from $28 million in 2007 to $21 million in 2008, excluding the impact of $10 million received in a legal settlement. This reduction resulted from savings in overhead expenses resulting from continued cost controls, which held general and administrative expenses to a small increase as a percentage of revenue in 2008 before consideration of the legal settlement.

Texas sales soften overall decline in net orders

While second quarter net orders declined 15% year over year in total, orders in Texas were down just 4%, compared to a 28% average decline in other markets. Analysts attribute strong economies, favorable climates, lower costs of living and robust job growth as key factors that contributed to Houston, Dallas/Fort Worth, Austin and San Antonio being four of the top ten fastest growing metro areas last year. Meritage has a large and established presence in these markets, and although some builders have experienced weaker results, Meritage has gained market share in the largest Texas markets over the last year, according to reports from independent local housing market analysts.

Order cancellation rate decreased to 29% of gross orders in the second of quarter 2008, from 37% in the second quarter of 2007, and only slightly increased sequentially from the first quarter 2008.  While higher than historical averages, these 2008 rate show a moderate improvement over those experienced throughout most of 2006 and 2007.

Positive cash flow

In a quarter that has traditionally been cash flow negative due to seasonally higher construction activity and related costs, Meritage generated $21 million positive cash flow from operations in the second quarter 2008, driven mainly by inventory reductions through home sales.

Meritage continued its long-established “asset light” strategy by reducing total lot and land inventory by $26 million in the quarter, even after taking into account modest lot acquisitions. In addition, Meritage has reduced its total inventory of unsold homes by $25 million during the quarter and reduced the number of unsold homes by 48% from the peak in 2007, to a total of 725 at June 30, 2008, with only 297 of those completed. Total unsold homes at quarter-end represent 27% of total homes under construction, compared to 30% at the end of the previous quarter.

In addition to generating positive cash flow from operations in the quarter, the Company completed a stock offering of 4.3 million shares on April 25, 2008, raising $83 million, to end the quarter with $115 million in cash and no bank debt.

Further strengthened balance sheet

The increased cash and reduced debt resulted in a lower net debt-to-capital ratio of 41% at June 30, 2008, an improvement from 47% at both the end of the previous quarter, and at June 30, 2007. Notably, Meritage has no bonds maturing until 2014.

Meritage reduced its total lot supply by 11%, or almost 2,700 lots, during the quarter. The total supply of 21,902 lots controlled at June 30, 2008 is 60% lower than the peak number of lots controlled at September of 2005, representing approximately a 3.2-year supply based on trailing twelve months closings. Approximately 57% of all lots are in Texas and 56% of total lots are controlled under purchase or option contracts.  Management believes the combination of a shorter lot supply, use of option and the large percentage of lots in the relatively stronger Texas market should result in decreased future impairments.

Additionally, Meritage further reduced its exposure to joint ventures, shrinking the Company’s investment in JV’s to $21 million at second quarter-end. Although joint ventures remain a source of investor concern related to homebuilders, management believes joint venture holdings currently represent limited exposure to Meritage.

Opportunities to improve profitability

“Although our community count decreased to 213 at quarter end, versus 220 at the beginning of the year, approximately 40% of our communities outside of Texas have fewer than 25 remaining lots for sale. As these older, low-margin lots are sold, our active community count should contract over the next several quarters,” Mr. Hilton explained.

“Our intent is to redeploy the cash generated from closing out some of our low-margin communities to new higher-margin communities with lower-priced lots, thereby improving our homebuilding margins. Though we do not intend to increase our leverage by significantly increasing our lot inventory, we are looking for select opportunities to acquire small finished lot positions in certain markets at deeply distressed prices, where we believe we can earn near-normal returns at today’s home prices.  We are targeting finished lots in well-located areas on which we can immediately begin building and selling homes.”

Mr. Hilton continued, “In some cases, we’ve been able to purchase lots at or below their cost of improvements, with zero or negative residual land value.  We recently purchased lots at one-third to one-half of their original cost, which we believe will allow us to earn good margins at today’s home prices, which are substantially lower than prices were at their peak.”

Amendment of credit facility improves flexibility and liquidity

At June 30, 2008, the Company had no borrowings outstanding under its credit facility.  Meritage’s liquidity, consisting of borrowing capacity and cash, was $408 million, after considering the most restrictive covenants in place at that time.

In July, Meritage and its bank group amended the Company’s credit facility to loosen its most restrictive borrowing covenants and modify its pricing structure. These modifications provide additional covenant cushion by relaxing the minimum interest coverage ratio and tangible net worth covenants, as well as the maximum leverage ratio covenant, should the housing recession be longer or deeper than anticipated. These modifications are intended to provide the Company greater flexibility to manage through this homebuilding cycle. The credit facility was reduced in size to $500 million, which management believes will be sufficient to support current operations for the foreseeable future.

Summary and future outlook

 “Despite an extremely challenged housing market for homebuilders, we are pleased that Meritage has made significant progress over the last several quarters to reduce inventory and debt, cut costs, generate positive cash flow and strengthen our balance sheet,” said Mr. Hilton. “At the same time, we’ve significantly improved our customer satisfaction, training programs and operating efficiencies. We believe that the combination of strong financial management, well-located markets and enhanced operating capabilities will enable Meritage to compete successfully through this cycle and the next.”

Conference call and webcast

The Company will host a conference call to discuss these results on July 29, 2008, at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time.) The call will be webcast by B2i Technologies, with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 888-241-0558 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 4:00 p.m. EDT July 29, 2008, through midnight August 29, 2008 on the websites noted above, or by dialing 800-374-8789, and referencing passcode 53837777.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating results
Home closing revenue	$373,923	$567,748	$745,579	$1,143,863
Land closing revenue	1,375	919	3,148	2,254
Total closing revenue	375,298	568,667	748,727	1,146,117
Home closing gross profit	23,268	9,588	24,349	99,739
Land closing gross (loss)/profit	(6,652)	171	(6,566)	360
Total closing gross profit	16,616	9,759	17,783	100,099

Commissions and other sales costs	(33,669)	(48,067)	(67,434)	(95,405)
General and administrative expenses (1)	(10,453)	(28,414)	(31,746)	(55,077)
Goodwill-related impairments	—	(27,952)	—	(27,952)
Interest expense	(5,538)	(319)	(11,199)	(319)
Other income/(loss), net (2)	(1,116)	5,789	(12,348)	12,068
Loss before benefit for income taxes	(34,160)	(89,204)	(104,944)	(66,586)
Benefit for income taxes	10,692	32,628	36,171	25,126
Net loss	$(23,468)	$(56,576)	$(68,773)	$(41,460)

Loss per share
Basic:
Loss per share	$(0.79)	$(2.16)	$(2.46)	$(1.58)
Weighted average shares outstanding - no dilution assumed due to anti-dilutive losses	29,594	26,232	27,953	26,199

Non-GAAP Reconciliations:
Total closing gross profit	$16,616	$9,759	$17,783	$100,099
Add: Real estate-related impairments
Terminated lot options & land sales	10,968	20,162	25,597	36,119
Impaired projects	24,174	58,700	53,894	59,780
Adjusted closing gross profit	$51,758	$88,621	$97,274	$195,998

Loss before provision for income taxes	$(34,160)	$(89,204)	$(104,944)	$(66,586)
Add: Real estate-related & Joint Venture (JV) impairments
Terminated lot options & land sales	10,968	20,162	25,597	36,119
Impaired projects	24,174	58,700	53,894	59,780
JV impairments	3,873	1,120	19,689	1,120
Goodwill-related impairments	—	27,952	—	27,952
Adjusted earnings/(loss) before provision of income taxes	4,855	18,730	(5,764)	58,385
Adjusted (provision)/benefit for income taxes	(2,963)	(5,235)	1,458	(18,714)

Adjusted net earnings/(loss)	$1,892	$13,495	$(4,306)	$39,671

(1)       General and administrative expenses in 2008 include $10.2 million received related to a successful legal settlement.

(2)       Other income is net of the Joint Venture (JV) impairments shown in the “Non-GAAP reconciliations” section above.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended		As of and for the Four Quarters Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008	2007
EBITDA reconciliation: (1)
Net (loss)/earnings	$(23,468)	$(56,576)	$(68,773)	$(41,460)	$(316,164)	$27,103
(Benefit)/provision for income taxes	(10,692)	(32,628)	(36,171)	(25,126)	(178,676)	14,379
Interest amortized to cost of sales and interest expense	13,007	9,928	27,768	17,900	58,862	40,607
Depreciation and amortization	3,216	4,775	6,564	9,044	15,338	22,596
EBITDA	(17,937)	(74,501)	(70,612)	(39,642)	(420,640)	104,685
Add back:
Real estate-related impairments	39,015	79,982	99,180	97,019	400,459	167,992
Fixed asset impairments	—	—	—	—	3,124	—
Goodwill-related impairments	—	27,952	—	27,952	102,538	27,952
Adjusted EBITDA	$21,078	$33,433	$28,568	$85,329	$85,481	$300,629

Interest coverage ratio: (2)
Adjusted EBITDA					$85,481	$300,629
Interest incurred					56,004	58,524
Interest coverage ratio					1.5	5.1

Net debt-to-capital: (3)
Notes payable and other borrowings					$634,976	$903,330
Less: cash and cash equivalents					$(115,153)	$(51,678)
Net debt					519,823	851,652
Stockholders’ equity					746,794	968,937
Capital					1,266,617	1,820,589
Net debt-to-capital					41.0%	46.8%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures representing net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure. EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ Adjusted EBITDA divided by the trailing four quarters’ interest incurred. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007	June 30, 2007
Assets:
Cash and cash equivalents	$115,153	$27,677	$51,678
Receivables	73,707	123,503	73,201
Real estate (1)	1,120,311	1,267,879	1,619,705
Investment in unconsolidated entities	21,429	26,563	95,880
Deferred tax assets, net	148,080	139,057	61,422
Option deposits	71,003	87,191	126,095
Other assets	70,127	76,511	201,614
Total Assets	$1,619,810	$1,748,381	$2,229,595

Liabilities:
Senior notes	478,885	478,802	478,719
Senior subordinated notes	150,000	150,000	150,000
Revolving facility	—	82,000	251,500
Other borrowings	6,091	19,073	23,111
Accounts payable, accrued liabilities, homebuyer deposits, and other liabilities	238,040	288,342	357,328
Total Liabilities	873,016	1,018,217	1,260,658
Total Equity	746,794	730,164	968,937
Total Liabilities & Equity	$1,619,810	$1,748,381	$2,229,595

(1) Real estate – Allocated costs:
Homes under contract under construction	357,304	327,416	586,142
Finished homesites / under development	544,191	596,752	675,416
Unsold homes, completed and under construction	137,785	236,099	267,199
Model homes	59,551	61,172	53,800
Model home lease program	6,091	19,073	23,111
Land held for development	15,389	27,367	14,037
Total allocated costs	$1,120,311	$1,267,879	$1,619,705

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(in thousands, except per share data)

	Six Months Ended June 30,
	2008	2007

Net loss	$(68,773)	$(41,460)

Real estate-related impairments	79,491	95,899
Goodwill-related impairments	—	27,952
Increase in deferred taxes	(9,023)	(32,503)
Equity in (losses)/earnings from JVs and distributions of JV earnings, net	20,979	3,822
Decrease/(increase) in real estate and deposits, net	81,246	(130,576)
Other operating activities	(2,164)	(89,642)
Net cash provided by/(used in) operating activities	101,756	(166,508)

Cash used in investing activities	(15,835)	(11,377)

Net (payments)/borrowings under Credit Facility	(82,000)	25,000
Proceeds from issuance of senior subordinated notes, net	—	146,957
Proceeds from issuance of common stock, net	82,775	—
Other financing activities	780	896

Net cash provided by financing activities	1,555	172,853

Net increase/(decrease) in cash	87,476	(5,032)
Beginning cash and cash equivalents	27,677	56,710
Ending cash and cash equivalents	$115,153	$51,678

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	For the Three Months Ended June 30,
	2008		2007
	Homes	Value	Homes	Value
Homes Closed:
California	152	$64,548	208	$99,256
Nevada	61	16,242	58	21,649
West Region	213	80,790	266	120,905

Arizona	266	68,432	358	120,735
Texas	789	191,839	1,074	273,200
Colorado	26	9,197	28	9,810
Central Region	1,081	269,468	1,460	403,745

Florida	94	23,665	132	43,098
East Region	94	23,665	132	43,098
Total	1,388	$373,923	1,858	$567,748

Homes Ordered:
California	165	$65,137	243	$104,407
Nevada	67	17,509	70	24,769
West Region	232	82,646	313	129,176

Arizona	285	60,823	369	104,824
Texas	876	218,454	908	222,270
Colorado	29	10,282	56	20,449
Central Region	1,190	289,559	1,333	347,543

Florida	51	14,599	88	24,747
East Region	51	14,599	88	24,747
Total	1,473	$386,804	1,734	$501,466

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	As of and For the Six Months Ended June 30,
	2008		2007
	Homes	Value	Homes	Value
Homes Closed:
California	325	$134,827	402	$201,391
Nevada	134	36,117	103	36,926
West Region	459	170,944	505	238,317

Arizona	475	129,868	856	303,024
Texas	1,528	374,611	1,986	496,088
Colorado	64	21,981	61	23,473
Central Region	2,067	526,460	2,903	822,585

Florida	190	48,175	246	82,961
East Region	190	48,175	246	82,961
Total	2,716	$745,579	3,654	$1,143,863

Homes Ordered:
California	366	$145,145	534	$244,391
Nevada	152	39,053	154	55,635
West Region	518	184,198	688	300,026

Arizona	545	120,902	847	257,166
Texas	1,801	435,817	2,004	500,814
Colorado	77	27,550	104	38,969
Central Region	2,423	584,269	2,955	796,949

Florida	166	38,546	164	45,107
East Region	166	38,546	164	45,107
Total	3,107	$807,013	3,807	$1,142,082

Order Backlog:
California	205	$91,850	358	$172,816
Nevada	82	21,596	108	40,434
West Region	287	113,446	466	213,250

Arizona	460	111,592	896	301,448
Texas	1,745	445,557	2,227	586,889
Colorado	66	23,706	88	34,279
Central Region	2,271	580,855	3,211	922,616

Florida	121	37,118	161	62,414
East Region	121	37,118	161	62,414
Total	2,679	$731,419	3,838	$1,198,280

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	First Half 2008		First Half 2007
Active	Beg.	End	Beg.	End
Communities:
California	27	17	26	29
Nevada	11	12	5	11
West Region	38	29	31	40

Arizona	36	31	42	39
Texas	127	136	121	123
Colorado	6	5	6	7
Central Region	169	172	169	169

Florida	13	12	13	13
East Region	13	12	13	13
Total	220	213	213	222

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2007 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s projections for lot supply, our intentions about where to deploy cash resources, the availability of lower-priced lots to replace low-margin communities and improve or produce near-normal margins and our lot acquisition strategies in general, our ability to continue to comply with credit facility covenants, our expectations about the number of communities we will build in, the eventual recovery in the Company’s markets, potential decreases in future charges related to real estate valuation adjustments and write-offs, the risk associated with our joint ventures, continued compliance with debt covenants and expectations for additional progress on the Company’s operating and financial objectives. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current downturn; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs, or deposits; investments in land and development joint ventures; the exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; the impact of construction defect and home warranty claims; our success in prevailing on contested tax positions and the impact of deferred tax valuation allowances; materials and labor costs; changes in the availability and pricing of real estate in the markets in which the Company operates; the ability to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; dependence on key personnel and the availability of satisfactory subcontractors; the Company’s lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed; success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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